Exhibit 10.12

[Executive]

RESTRICTED SHARE UNITS AGREEMENT

OMNOVA SOLUTIONS INC.

[DATE]

AGREEMENT, made in Beachwood, Ohio as of [DATE] between OMNOVA Solutions Inc., an Ohio corporation (“Company”), and the executive officer of the Company named above who is signing this agreement (“Executive”).

WHEREAS, under the terms of the Third Amended and Restated 1999 Equity Performance and Incentive Plan as in effect on the date hereof (the “Plan”), the Company is authorized to issue Deferred Shares, with each Deferred Share representing the right to receive one common share, par value $0.10 per share, of the Company, subject to the terms and conditions set forth in this Agreement and the Plan (such Deferred Shares, the “Restricted Share Units”). Capitalized terms used, but not defined, herein, shall have the meetings provided to them in the Plan.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth in this Agreement and for other good and valuable consideration, the parties hereto agree as follows:

1.Grant of Restricted Share Units. As consideration for the services to be rendered by the Executive to the Company, the Company hereby issues to the Executive, [NUMBER] Restricted Share Units. The Restricted Share Units shall be credited to a separate account maintained for the Executive on the books and records of the Company (the "Account"). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.
2.    Vesting. Except as otherwise provided herein, the Restricted Share Units will vest and no longer be subject to any restrictions on the third anniversary of the date of this agreement (the “Vesting Date”) provided that the Executive is an employee of the Company on such date (the period during which restrictions apply, the "Restricted Period").
3.    Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the Restricted Share Units are settled in accordance with Section 7, neither the Restricted Share Units nor any rights relating thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Executive. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Share Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Share Units will be forfeited by the Executive and all of the Executive rights to such units shall immediately terminate without any payment or consideration by the Company.
4.    Shareholder Rights. The Executive shall not have any rights of a shareholder with respect to the Company common shares, par value $0.10 per share (the “Common Shares”) underlying the Restricted Share Units unless and until the Restricted Share Units vest and are settled by the issuance of such Common Shares. Upon and following the settlement of the Restricted Share Units, the Executive shall be the record owner of the Common Shares issued in satisfaction of the Restricted Share Units unless and until such shares are sold or otherwise disposed of by Executive, and as record owner Executive shall be entitled to all rights of a shareholder of the Company (including voting rights).
5.    Automatic Dividend Reinvestment. If, prior to the settlement date, the Company declares a cash or stock dividend on its Common Shares, then, on the payment date of the dividend, the Executive’s Account shall be credited with dividend equivalents in an amount equal to the dividends that would have been paid to the Executive had held an amount of Common Shares equivalent to the number of Restricted Share Units on such payment date. The dividend equivalents credited to the Executive’s Account will be deemed to be reinvested in additional Restricted Share Units (rounded to the nearest whole share) and will be subject to the same terms and conditions as the Restricted Share Units to which they are attributable and shall vest or be forfeited at the same time as the Restricted Share Units to which they are attributable. Such additional Restricted Share Units shall also be credited with additional Restricted Share Units as any further dividends are declared.
6.    Adjustments. If any change is made to the outstanding Common Shares or the capital structure of the Company, the Restricted Share Units shall be adjusted or terminated to the extent contemplated by Section 11 of the Plan.
7.    Settlement. Subject to Section 13 hereof, promptly following the Vesting Date, and in any event no later than two and one half months following the Vesting Date, the Company shall (a) issue and deliver to the Executive the number of Common Shares equal to the number of Restricted Share Units so vesting; and (b) enter the Executive’s name on the books of the Company as the shareholder of record with respect to the Common Shares delivered to the Executive (the date on which such settlement occurs, the “Settlement Date”).
8.    Beneficiary Designation. The Executive may designate any beneficiary or beneficiaries (contingently or successively) to whom the Restricted Share Units are to be paid if Executive dies during the Restricted Period, and may at any time revoke or change any such designation. Absent such designation, any Common Shares which are to be delivered to the Executive in respect of Restricted Share Units under this Agreement will be payable to Executive’s estate upon Executive’s death. The designation of a Beneficiary will be effective only when Executive has delivered a completed Designation of Beneficiary form to the Company’s Secretary. A subsequent Beneficiary designation will revoke a prior designation.
9.    Termination Due to Death or Disability. If Executive’s employment by the Company terminates by reason of his or her death or Disability (as such term is defined in Section 2 of the Plan), the Vesting Date hereunder shall be deemed to be the date of such termination, the Restricted Share Units shall vest, all restrictions thereon shall lapse, and the Common Shares there underlying shall be delivered to the Executive or the Executive’s Beneficiary.
10.    Termination Due to Retirement. If Executive’s employment by the Company terminates by reason of his Retirement (as defined in Section 18(d) of the Plan), the Restricted Shares shall continue to vest in accordance with Section 2 hereof, unless vesting is accelerated by the action of the Board in accordance with Section 18(d) of the Plan.
11.    Change in Control.
a.    Definition of Replacement Award. As used herein, the term “Replacement Award” means an adjustment or substitution, in accordance with Section 11 of the Plan, of the Restricted Share Units issued hereunder which (i) is of the same character of equity as the Restricted Share Units, (ii) has an aggregate fair market value at least equal to the value of the Restricted Share Units as established under the terms of the Change in Control, (iii) is tied to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) has tax consequences to the Executive under the Internal Revenue Code that are not less favorable to the Executive than the tax consequences of the Restricted Share Units, (v) has a vesting schedule and other terms and conditions no less favorable to the Executive than the terms and conditions of the Restricted Share Units (including the provisions that would apply in the event of any subsequent termination of employment or Change in Control), (vi) is evidenced by an award agreement that is binding on the acquirer and in place prior to (but subject to the occurrence of) the Change in Control, and (vii) has been determined in the sole discretion of the Committee, as it was constituted immediately before the Change in Control, to satisfy each of the conditions in (i) through (vi) above.
b.    Failure to Replace Restricted Share Units.  If, prior to or in connection with the Change in Control, the Executive does not receive a Replacement Award in exchange for the Restricted Share Units, then the Vesting Date of the Restricted Share Units shall be deemed to be the date and time that is immediately prior to the Change in Control, and at such time all restrictions thereon shall lapse and the Common Shares there underlying shall be delivered to the Executive. Any Replacement Award granted to a Participant shall be deemed a complete and full substitution for, and shall be accepted in full satisfaction of, the Award for which the Replacement Award was granted.
c.    Termination Following Change in Control.  If the Executive has received as Replacement Award and, following the Change in Control, the Executive terminates his or her employment for Good Reason (if such term is defined under the terms of a duly authorized employment agreement or severance agreement between the Executive and the Company), or the Executive is involuntarily terminated for reasons other than for cause, then the Vesting Date of the Replacement Award shall be deemed to be the date of such termination, all restrictions thereon shall lapse, and the Common Shares there underlying shall be delivered to the Executive.
12.    Termination Due to Other Reasons. If Executive’s employment by the Company terminates other than as provided for in Sections 9, 10 or 11.c above, the Restricted Share Units that have not vested prior to such date of termination will be forfeited and cancelled as of such date. Notwithstanding the foregoing, by a majority vote of the directors then in office, the Board shall have the right, in its sole discretion, to waive the forfeiture of all or any portion of such Restricted Share Units subject to such terms as it deems appropriate.
13.    Withholding of Taxes. Any taxes that the Company determines are required to be withheld upon settlement of the Restricted Share Units will be satisfied by the Company withholding from the Common Shares deliverable to Executive the number of Common Shares having a fair market value equal to the minimum amount required to be withheld to satisfy Executive’s tax withholding obligation. The fair market value of each Common Share to be delivered shall be equal to (i) the closing price of Common Shares as reported in the New York Stock Exchange Composite Transactions in the Wall Street Journal or similar publication selected by the Board on the Settlement Date if Common Shares were traded on such day or, if none were then traded, the last preceding day on which Common Shares were so traded, or (ii) if clause (i) does not apply, the fair market value of the Common Shares as determined by the Board.
14.    Disputes and Conflicts. The Board shall have the authority to determine all disputes and controversies concerning the interpretation of this Agreement. All determinations and decisions made in good faith by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Committee made in good faith shall be final, conclusive and binding on all persons. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.
15.    Notices. All written notices and communications directed to the Company pursuant to this Agreement must be addressed to OMNOVA Solutions Inc., 25435 Harvard Road, Beachwood, Ohio 44122; Attention: Corporate Secretary. All communications directed to Executive pursuant to this Agreement will be mailed to the Executive’s current address as recorded on the payroll records of the Company.
16.    Governing Law. To the extent not preempted by federal law, this Agreement will be governed by and interpreted in accordance with the laws of the State of Ohio.
17.    Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this agreement comply with Section 409A of the Code and in no event shall the Company be liable hereunder for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A of the Code.
IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized officer of the Company and by the Executive as of the [DATE].

OMNOVA Solutions Inc.

By:__________________________
Anne P. Noonan
President and Chief Executive Officer
Agreed to and accepted:

__________________________________
[Executive]

Sign and return one copy by [DATE] to OMNOVA Solutions Inc., 25435 Harvard Road, Beachwood, Ohio 44122; Attention: Corporate Secretary.